Exhibit 21.1

LIST OF SUBSIDIARIES OF REGISTRANT

Name	Jurisdiction of Organization
eXp Australia Pty. Ltd.	Australia
eXp Brasil Consultoria Imboliára LTDA	Brazil
eXp Chile SpA	Chile
eXp Colombia S.A.S.	Colombia
eXp Commercial of California, Inc.	Delaware
eXp Commercial of Connecticut, LLC	Connecticut
eXp Commercial, LLC	Delaware
eXp Global France	France
eXp Global India	India
eXp Global Portugal, LDI	Portugal
eXp Hong Kong Limited	Hong Kong
eXp International Holdings, Inc.	Delaware
eXp Italia S.r.l.	Italy
eXp Panamá, S. DE R.L.	Panama
eXp Puerto Rico Inc.	Puerto Rico
eXp Puerto Rico Partnership, S. EN C.	Puerto Rico
eXp Realty Associates, LLC	Georgia
eXp Realty España, S.L.	Spain
eXp Realty Germany Gmbh	Germany
eXp Realty Holdings, Inc.	Washington
eXp Realty Israel Ltd.	Israel
eXp Realty North, LLC	North Dakota
eXp Realty of California, Inc.	Washington
eXp Realty of Canada, Inc.	Canada
eXp Realty of Connecticut, LLC	Connecticut
eXp Realty Singapore Pte Ltd.	Singapore
eXp Realty South Africa	South Africa
eXp Realty, LLC	Washington
eXp Referral Associates of California, Inc.	Delaware
eXp Referral Associates of Connecticut, LLC	Connecticut
eXp Referral Associates, LLC	Delaware
eXp Silverline Ventures, LLC	Delaware
eXp World Technologies, LLC	Delaware
eXp World UK Limited	United Kingdom
eXtend a Hand Fund	Delaware
Grupo eXp Realtors Mexico, S. DE R.L. DE CV	Mexico
Opportunity Garden, Inc.	Delaware
Showcase Web Sites, LLC	Georgia
SUCCESS Enterprises LLC	Delaware
SUCCESS Franchising, LLC	Delaware
SUCCESS World Holdings, LLC	Delaware